Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Volcano Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-169341 and 333-165346) and on Form S-8 (Nos. 333-172119, 333-136655, 333-145761, and 333-149761) of Volcano Corporation of our report dated February 22, 2013, with respect to the balance sheet of Crux Biomedical, Inc. as of December 31, 2011, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2011, and for the period from January 14, 2005 (inception) to December 31, 2011, which report appears in the Form 8-K/A of Volcano Corporation dated February 22, 2013.

/s/  KPMG LLP

Irvine, California

February 22, 2013